Chapman Spira & Carson LLC
               Investment Banking Consultants



February 6, 2002


Re:  Letter Agreement for Investment Banking Services



This letter (the "Letter Agreement") sets forth the arrangements previously discussed whereby Chapman, Spira, & Carson LLC "CSC" would act as an exclusive investment banker to Sanguine Corporation and its affiliates or successor corporations or partnerships (collectively referred to as "SANGUINE" or the "Company") and endeavor to secure financing to facilitate the Company's growth.

This letter Agreement will confirm CSC's engagement by SANGUINE on the following terms and conditions:

1.     Services

CSC will undertake to secure for the Company financing via a private placement of debt and/or equity securities or for that matter any alternative form of financing that the company shall deem acceptable.

2.     Consideration and Term of Engagement

  A. For the purposes of this letter Agreement, a "Source" shall include any and all investors, agents, investment bankers, brokers/dealers, and similar providers of capital including referrals by SANGUINE, but excluding immediate family members of the Principal, whether or not introduced to the Company directly by CSC or by the Company. All contacts of CSC shall remain CSC'S possession and should any transaction be consummated within 3 years with a CSC source, they shall be paid as discussed below.

  B.   In consideration of the time and effort required on the part of CSC to
       enter        into the due diligence process and advise the Company and
       the Principal in SANGUINE's corporate and capital structure, and to assist in negotiations with sources, CSC shall have the exclusive right to perform the above described services for the Company and the Principal for a period of three (3) months from the date of the execution of this Agreement, and for such additional period as the Company may be involved in substantive negotiations with one or more Sources procured by CSC.


3.     Fees

Sanguine shall pay CSC ten percent (10%) of the gross amount of capital raised. Sanguine will issue to CSC a five-year "cashless" warrant (the "Warrant") to purchase 300,000 shares of stock which will be priced at the "median" price determined by the value at the close of market on the day of execution of this contract. The Warrant shall contain the terms set forth in the form of Warrant annexed hereto as Exhibit A. The 300,000 shares issuable upon exercise of the Warrant shall hereinafter be referred to as the "Shares." Of these shares, CSC will receive 100,000 Warrants upon the signing of this document and remainder upon the acceptance of any funds from a CSC source. In spite of the fact that these Warrants will be issued to CSC in two tranches, all of these Warrants will conform with the terms and conditions of Exhibit A. The exercise price of the warrant will be twelve and a half cents per share ($.125) the closing bid price on the day this contract was agreed to, February 6, 2002.


4.     Costs and Expenses

CSC shall be entitled to be reimbursed for all agreed-upon third-party and out-of-pocket expenses that CSC may incur in the performance of services under this Agreement. Such reimbursement shall be in addition to any fees otherwise earned by CSC hereunder, and shall be paid by the Company within
(30) days of CSC's delivery of its statement of costs. Expenses to exceed $500 will be pre-approved by SANGUINE.

5.     Payment of Fees

In the instance of financings secured for SANGUINE, fees shall be paid concurrently and proportionately as funds are received by SANGUINE.
The underlying capital stock to which the Option applies, or which shall be or has been issued pursuant to this or any other subsequent agreement, shall have anti-dilution, demand registration, piggyback registration, take-member-along and preemptive provisions and rights as of the date of this Letter Agreement. The Company will bear the costs of such registrations and rights and cause to make effective in such states as are reasonably requested by CSC.

6.     Indemnification

The Company hereby agrees that it will indemnify and hold harmless CSC and each director, officer, shareholder, employee or representative from and against any and all loss, claim, damage, liability, costs or expenses arising out of or based upon: (i) any breach or inaccuracy of the representations of SANGUINE contained in the Descriptive Memorandum, (ii) breach or inaccuracies of the representation of SANGUINE contained in this Agreement, and/or the definitive documentation with Sources that results from the Agreement, (iii) any claims made by any finders, brokers, agents, advisors or other similar party claiming compensation for the transactions described herein, and (iv) any SANGUINE stockholder, creditor, option-holder and/or contingent or actual investor claims as against CSC. Not withstanding the foregoing provisions of this paragraph, any amount incurred or paid by SANGUINE which has been determined by a court of competent jurisdiction to have been the direct result of the gross negligence, bad faith, or willful misfeasance of CSC or any of their direct employees will be reimbursed by CSC to SANGUINE immediately. Promptly after receipt of notice by SANGUINE of the commencement of any claim or action made against SANGUINE in which CSC or any of its employees been named, SANGUINE shall notify CSC and SANGUINE shall assume the defense thereof with counsel reasonably satisfactory to CSC. Notwithstanding the foregoing, CSC shall have the exclusive right, if it shall reasonably conclude that there may be one or more defenses available to it which are different or additional to those available to and employed by SANGUINE, to appoint such other and separate legal counsel as CSC deems appropriate and SANGUINE shall pay such legal costs and expenses. SANGUINE further agrees that it will not, without prior written notice, consent to settle, compromise or agree to the entry of any judgment, unless such settlement, compromise or agreement includes an unconditional, irrevocable release of CSC and each director, officer, shareholder, employee or representative, from and against any and all liability arising out of said legal action.

7.     No Modifications

This agreement shall not be modified without the prior written consent of all parties hereto.

8.     Investment Representations

  A. Access to Information. The Company represents and warrants that, on a timely basis, it will provide CSC access to all information available to the Company concerning its condition, financial and otherwise, its management, its business and its prospects. The Company represents that it will provide CSC with a copy of the Company's most recent Annual Report on Form 10-KSB and any subsequent filings required or filed under the rules and regulations promulgated under the Securities Act or the Securities Exchange Act of 1934 as amended (the "Exchange Act"), if any (the "Disclosure Documents"). The Company represents that it has provided and will continue to provide CSC with any information or documentation necessary to verify the accuracy of the information contained in the Disclosure Documents and will promptly notify CSC upon the filing of any registration statement or other periodic reporting documents filed pursuant to the rules and regulations of the Securities Act or the Exchange Act.

  B. Issuance of Securities. The Company agrees that during the term of this Agreement, without the prior written consent of CSC, which consent shall not be unreasonably withheld, it will not issue any shares of its common stock or other securities convertible into or exercisable into shares of common stock; provided however, CSC hereby consents to the issuance of not more than 50,000 shares of common stock per quarter to their medical advisory board.

  C. Current Filings. The Company represents and warrants that it has filed all forms and reports required by the Securities Act or Exchange Act during the past twelve-month period and will continue to do so during the term of this Agreement.

9.     Arbitration

In the event of a dispute, the parties agree that this Agreement shall be resolved by arbitration in accordance with the requirements then obtaining of the American Arbitration Association in New York City, New York, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

10.    Best Efforts and Performance of Duties

This Letter Agreement shall not be construed to be a commitment of financing. CSC shall use its best efforts only to secure financing for the Company. CSC shall have the discretion to determine the amount of time necessary to perform the services hereunder. CSC reserves the right to retain the services of a third party in connection with the services to be rendered hereunder. Nothing in this Agreement shall be construed to limit or restrict CSC in conducting such business with respect to others, or in rendering such advice to others.

11.    Overdue Payments

In the event that any payment due CSC under this Letter Agreement shall not be made when due, interest shall accrue on the unpaid balance of such overdue payments at the rate of 12% per annum until paid.

12.    Standard of Care

CSC, including any person or entity working for or on behalf of CSC, shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company, or for any acts or omissions of any kind, unless caused by the gross negligence or intentional misconduct of CSC or any person or entity acting for or on behalf of CSC.

13.    Acceptance

This offer to provide investment banking services shall be null and void if not accepted in writing and returned to Chapman, Spira, & Carson, Inc. by February 15th 2002. If the foregoing correctly sets forth the understanding between SANGUINE, the Principal, and CSC and is the entire agreement between the signatories and shall supersede any and all prior agreements whether verbal or written, please sign in the spaces below, whereupon this Letter Agreement shall constitute a binding agreement. We are very enthusiastic about your Company and look forward to working with you towards your future growth and success.




/s/ A. G. Hargreaves
--------------------
Sanguine Corporation



READ AND AGREED TO AS OF 2/11, 2002

/s/ Robert A. Spira
-------------------
Chapman Spira and Carson LLC